1111 W. Jefferson Street      John W. Holleran                   Exhibit 5
P.O. Box 50                   Senior Vice President
Boise, Idaho 83728-0001       Human Resources and
208/384-7704                  General Counsel
Fax: 208/384-4912
JWHOLLERAN@BC.COM


September 2, 1999


Securities and Exchange Commission
Attention:  Division of Corporation Finance
450 Fifth Street, NW
Washington, DC 20549

Subject: Common Stock Issuable Under the Boise Cascade Corporation Key Executive Performance Plan for Executive Officers

Ladies and Gentlemen:

I am the Senior Vice President, Human Resources, and General Counsel of Boise Cascade Corporation, a Delaware corporation. In that capacity, I represent the company in connection with the preparation and filing with the SEC of a Registration Statement on Form S-8 relating to the registration of 100,000 shares of the company's common stock to be issued under the Key Executive Performance Plan for Executive Officers (the "KEPP"). I reviewed originals (or copies) of certified or otherwise satisfactorily identified documents, corporate and other records, certificates, and papers as I deemed it necessary to examine for the purpose of this opinion.

Based on the foregoing, it is my opinion that shares of common stock which are issued under the KEPP will, when sold, be validly issued, fully paid, and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the references to me therein under the heading "Interests of Named Experts and Counsel." In giving this consent, however, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,



John W. Holleran

JWH:jas